Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 17, 2020, with respect to the combined financial statements of the Patient Care Solutions Business included in the Current Report of AdaptHealth Corp. on Form 8-K/A filed on January 21, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Southfield, Michigan

January 22, 2020